Exhibit 99.1

Rural Cellular Corporation Announces 1Q 2007  Financial Results

May 3, 2007 -- ALEXANDRIA, Minn. -- Rural Cellular Corporation (“RCC” or “the Company”) (NASDAQ: RCCC) announces first quarter 2007 financial results and schedules teleconference.

On May 4, 2007 at 8:00 AM CT, RCC will host its first quarter 2007 teleconference to discuss its first quarter results. To participate in the call, please dial (800) 218-4007, give the operator your name and company affiliation. To access a replay of this call through May 18, 2007, dial (800) 405-2236 and 11088239# as the passcode. An audio replay of the teleconference can also be accessed by logging onto the Company's website at www.unicel.com. To access the audio stream, click on the Investor Relations section.

Refer to RCC’s Form 10-Q filed with the Securities and Exchange Commission for the quarterly period ended March 31, 2007 for a comprehensive discussion regarding the Company’s quarterly performance by logging onto the SEC web site at www.sec.gov, or by logging onto the Company's website at www.unicel.com and clicking on the Investor Relations section.

About the Company

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 15 states. For additional information on the Company and its operations, please visit its Web site at www.unicel.com.

Forward-looking statements

Statements about RCC’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the ability to service debt, and other factors discussed in RCC’s Report on Form 10-K for the year ended December 31, 2006 and from time to time in its other filings with the Securities and Exchange Commission.

Contact: Chris Boraas, Investor Relations Director - Equity (320) 808-2451
Suzanne Allen, Treasurer - Preferred Securities and Debt (320) 808-2156
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Consolidated Operating Data:	Three Months Ended March 31,
	2007	2006
Penetration (1) (2)	9.1%	9.2%
Retention (3)	98.1%	97.4%
Average monthly revenue per customer (4)	$72	$69
Local service revenue per customer (5)	$52	$51
Acquisition cost per customer (6)	$478	$532

Voice customers at period end
Postpaid	594,327	586,548
Prepaid	8,937	11,886
Wholesale	112,368	99,377
Total customers	715,632	697,811

Direct marketed POPs (1)
RCC Cellular	5,828,000	5,751,000
Wireless Alliance	776,000	754,000
Total POPs	6,604,000	6,505,000

(1)	Reflects 2000 U.S. Census Bureau data updated for December 2002.
(2)	Represents the ratio of wireless voice customers, excluding wholesale customers, at the end of the period to population served (“POPs”).
(3)
Determined for each period by dividing total postpaid wireless voice customers discontinuing service during such period by the average postpaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), dividing that result by the number of months in the period, and subtracting such result from one.

(4)	Determined for each period by dividing the sum of service revenue (not including pass-through regulatory fees) and roaming revenue by the monthly average postpaid customers for such period.
(5)	Determined for each period by dividing service revenue (not including pass-through regulatory fees) by the monthly average postpaid customers for such period.
(6)
Determined for each period by dividing the sum of selling and marketing expenses, net cost of equipment sales, and depreciation of rental telephone equipment by the gross postpaid and prepaid wireless voice customers added during such period.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
ASSETS
(Unaudited)

(In thousands)
	March 31, 2007	December 31, 2006

CURRENT ASSETS:
Cash and cash equivalents	$136,668	$72,495
Short-term investments	48,470	110,716
Accounts receivable, less allowance for doubtful accounts of $2,388 and $2,676	56,514	62,592
Inventories,	8,281	11,366
Other current assets	4,851	4,265
Total current assets	254,784	261,434

PROPERTY AND EQUIPMENT, net	202,446	211,978

LICENSES AND OTHER ASSETS:
Licenses, net	524,713	524,713
Goodwill, net	348,684	348,684
Customer lists, net	6,482	10,734
Deferred debt issuance costs, net	20,597	21,910
Other assets, net	4,623	5,195
Total licenses and other assets	905,099	911,236
	$1,362,329	$1,384,648

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS’ DEFICIT (Unaudited)
(in thousands, except per share data)	March 31, 2007	December 31, 2006

CURRENT LIABILITIES:
Accounts payable	$35,299	$38,580
Advance billings and customer deposits	12,630	12,031
Accrued interest	16,823	42,784
Other accrued expenses	7,263	7,832
Total current liabilities	72,015	101,227
LONG-TERM LIABILITIES	1,877,335	1,862,919
Total liabilities	1,949,350	1,964,146

REDEEMABLE PREFERRED STOCK	189,458	185,658

SHAREHOLDERS’ DEFICIT:
Class A common stock; $.01 par value; 200,000 shares authorized, 15,098 and 15,048 outstanding	151	151
Class B common stock; $.01 par value; 10,000 shares authorized, 398 and 398 outstanding	4	4
Additional paid-in capital	229,144	228,149
Accumulated deficit	(1,005,778)	(993,460)
Total shareholders’ deficit	(776,479)	(765,156)
	$1,362,329	$1,384,648

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except per share data)	Three Months Ended March 31,
	2007	2006
REVENUE:
Service	$97,874	$95,970
Roaming	35,947	30,806
Equipment	6,409	6,356
Total revenue	140,230	133,132
OPERATING EXPENSES:
Network costs, excluding depreciation	34,522	32,307
Cost of equipment sales	12,872	13,027
Selling, general and administrative	33,794	34,250
Depreciation and amortization	22,210	29,427
Total operating expenses	103,398	109,011
OPERATING INCOME	36,832	24,121
OTHER INCOME (EXPENSE):
Interest expense	(47,643)	(46,340)
Interest and dividend income	2,241	1,500
Other	(27)	(210)
Other expense, net	(45,429)	(45,050)
LOSS BEFORE INCOME TAX BENEFIT	(8,597)	(20,929)
INCOME TAX BENEFIT	(79)	(105)
NET LOSS	(8,518)	(20,824)
PREFERRED STOCK DIVIDEND	(3,800)	(3,514)
LOSS APPLICABLE TO COMMON SHARES	$(12,318)	$(24,338)
BASIC AND DILUTED WEIGHTED AVERAGE SHARES USED TO COMPUTE LOSS PER SHARE	15,307	13,979

NET LOSS PER BASIC AND DILUTED SHARE	$(0.80)	$(1.74)

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in thousands)	Three Months Ended March 31,
	2007	2006
OPERATING ACTIVITIES:
Net loss	$(8,518)	$(20,824)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and customer list amortization	22,210	29,427
Loss on write-off of preferred exchangeable stock issuance costs	-	42
Mark-to-market adjustments - financial instruments	(13)	(428)
Net gain on repurchase of senior exchangeable preferred stock	-	(173)
Stock based compensation	414	63
Deferred income taxes	(79)	(105)
Amortization of debt issuance costs	1,313	1,370
Amortization of discount on investments	(1,027)	(250)
Other	(480)	302
Change in other operating elements:
Accounts receivable	3,422	9,750
Inventories	3,085	4,632
Other current assets	(585)	247
Accounts payable	(457)	(9,973)
Advance billings and customer deposits	599	(151)
Accrued senior and junior exchangeable preferred stock dividends	14,738	13,828
Accrued interest	(25,961)	(22,217)
Other accrued expenses	(569)	(1,677)
Net cash provided by operating activities	8,092	3,863
INVESTING ACTIVITIES:
Purchases of property and equipment	(8,319)	(12,804)
Purchases of short-term investments	(20,497)	(38,234)
Maturities of short-term investments	83,770	18,999
Proceeds from sale of property and equipment	9	374
Other	531	(208)
Net cash provided by (used in) investing activities	55,494	(31,873)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	587	1,888
Repurchases of senior exchangeable preferred stock	-	(5,518)
Net cash provided by (used in) financing activities	587	(3,630)
NET INCREASE (DECREASE) IN CASH	64,173	(31,640)
CASH AND CASH EQUIVALENTS, at beginning of year	72,495	86,822
CASH AND CASH EQUIVALENTS, at end of period	$136,668	$55,182